Exhibit 99.1

Pres Release

Escalade Reports Second Quarter 2023 and Year to Date 2023 Results

EVANSVILLE, IN, July 27, 2023 – Escalade, Inc. (NASDAQ: ESCA, or the “Company”), a leading manufacturer and distributor of sporting goods and indoor/outdoor recreational equipment, today announced second quarter and year to date results for 2023.

SECOND QUARTER 2023

(As compared to the second quarter 2022)

●	Net sales were $67.8 million, a decline of 28.2%
●	Operating income was $6.3 million, 23.6% below 2022
●	EBITDA totaled $7.7 million, a decline of 25.9%
●	Net income of $3.6 million, or $0.26 per diluted share, a decline of $2.0 million
●	Cash provided by operations of $8.4 million, an increase of $5.9 million

TWO QUARTERS ENDED JUNE 30, 2023

(As compared to the first half 2022)

●	Net sales decreased 25.2% to $124.7 million
●	Gross margin declined 410 basis points, to 22.2%
●	Operating income decreased 62.8% to $6.4 million
●	Net income of $2.7 million, or $0.20 per diluted share vs. $12.3 million, or $0.91 per diluted share for 2022
●	Cash provided by operations of $12.9 million vs. cash used of $0.3 million

For the second quarter ended June 30, 2023, Escalade reported net income of $3.6 million, or $0.26 per diluted share, versus net income of $5.7 million, or $0.42 per diluted share for the second quarter in 2022. Total net sales declined 28.2% on a year-over-year basis in the second quarter, due to a combination of reduced post-pandemic consumer demand across most product categories, together with 21 fewer days in the Company’s new reporting calendar, when compared to the year-ago period. Excluding the impact of the change in the Company’s reporting calendar, sales declined 9.5% on a year-over-year basis.

For the two quarters ended June 30, 2023, Escalade reported net income of $2.7 million, or $0.20 per diluted share, versus $12.3 million, or $0.91 per diluted share for the first half of 2022. Total net sales declined 25.2% on a year-over-year basis in the first half of 2023 due mainly to reduced post-pandemic demand, particularly in our archery, basketball, and indoor/outdoor games categories as well as excess inventory levels in the retail channel.

Escalade reported second quarter gross margin of 24.6%, a decline of 50 basis points versus the prior-year quarter, primarily driven by higher-cost inventory, elevated inventory storage and handling costs, and lower operating leverage on a comparably lower revenue base partially offset by improved margins in several categories and expense reductions implemented through the second quarter.

The Company generated $8.4 million of cash flow from operations in the second quarter 2023, compared to $2.5 million for the same quarter in 2022. Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) declined 25.9% to $7.7 million in the second quarter 2023, versus $10.3 million in the prior-year period.

As of June 30, 2023, the Company had total cash and equivalents of $0.6 million, together with $42.4 million of availability on its senior secured revolving credit facility maturing in 2027. At the end of the second quarter 2023, net debt (total debt less cash) was 4.0x trailing twelve-month EBITDA.

Escalade’s Board of Directors has declared a quarterly dividend of $0.15 per share of common stock. The dividend is payable on September 5, 2023 to all shareholders of record at the close of business on August 29, 2023.

Effective January 1, 2023, Escalade transitioned to a conventional twelve-month reporting calendar. The second quarter 2023 had 91 operating days, versus 112 days in the prior year period. Please see the accompanying table in our footnotes for a comparison of the days in each quarter for 2022 and 2023.

MANAGEMENT COMMENTARY

"Recovering from a challenging start to the year and our disappointing first quarter, I am proud that our team demonstrated resilience and delivered strong second quarter results highlighted by substantial growth in cash provided by operations, significant inventory and long-term debt reductions, EBITDA margin expansion, thoughtful expense reductions, and a return to profitability,” stated Walter P. Glazer, Jr., President and CEO of Escalade. “While US retail sales of sporting goods are soft and consumer confidence remains dampened by inflationary headwinds, higher interest rates and a mixed employment outlook, we believe our diverse portfolio of leading recreational brands will continue to resonate with consumers. As we look into the second half of the year, we anticipate continued normalization of wholesale channel inventories which should position us to capitalize on restocking opportunities with our retail partners as we move into the holiday season. Continuing with our strategic direction, we remain highly focused on a combination of cost control, improved working capital management, and balance sheet optimization including the divestiture of our owned facility in Rosarito, Mexico.”

“Sales strengthened relative to our first quarter as we continued to gain momentum through the second quarter,” continued Glazer. “Notably, direct to consumer (DTC) sales have continued to accelerate, with DTC sales up more than 60% versus the comparable April to June period in 2022, driven by a combination of effective marketing campaigns and successful new product launches. In the second quarter, we also continued with strong sales growth in the pickleball category versus year-ago second quarter, despite 19% fewer days this year, driven by growing consumer demand for our Onix brand and leading assortment of innovative paddles, balls, and accessories.”

“Second quarter gross margin declined on a year-over-year basis, but improved significantly compared to the first quarter, due to expense reductions, factory absorption, price discipline, and a more favorable product mix,” continued Glazer. “Looking to the second half of the year, we anticipate margin expansion opportunities as we expect to continue those favorable trends from the second quarter and work through our higher-cost inventory.”

“We remain highly focused on reducing net leverage to within our targeted range of 1.5x to 2.5x,” stated Glazer. “Over the near-term, we will prioritize debt reduction, consistent with our previously stated strategy. During the second half of the year, we expect to materially reduce inventory levels, while closely managing our capital expenditures, thereby positioning us to further reduce net leverage and maintain our stable quarterly cash dividend while supporting our customers and continuing to build our market-leading portfolio of high-quality and beloved brands for our loyal consumer base.”

CONFERENCE CALL

A conference call will be held Thursday, July 27, 2023, at 11:00 a.m. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Escalade’s website at www.escaladeinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:                          1-877-407-0792

International Live:                   1-201-689-8263

To listen to a replay of the teleconference, which subsequently will be available through August 10, 2023:

Domestic Replay:                      1-844-512-2921

International Replay:               1-412-317-6671

Conference ID:                          13740128

USE OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”), this release contains the non-GAAP financial measure known as “EBITDA.” A reconciliation of this non-GAAP financial measure is contained at the end of this press release. EBITDA is a non-GAAP financial measure that Escalade uses to facilitate comparisons of operating performance across periods. Escalade believes the disclosure of EBITDA provides useful information to investors regarding its financial condition and results of operations. Non-GAAP measures should be viewed as a supplement to and not a substitute for the Company’s U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated. Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of the Company’s results as reported under U.S. GAAP and should be evaluated only on a supplementary basis.

ABOUT ESCALADE

Founded in 1922, and headquartered in Evansville, Indiana, Escalade designs, manufactures, and sells sporting goods, fitness, and indoor/outdoor recreation equipment.  Our mission is to connect family and friends creating lasting memories. Leaders in our respective categories, Escalade’s brands include Brunswick Billiards®; STIGA® table tennis; Accudart®; RAVE Sports® water recreation; Victory Tailgate® custom games; Onix® pickleball; Goalrilla™ basketball; Lifeline® fitness; Woodplay® playsets; and Bear® Archery. Escalade’s products are available online and at leading retailers nationwide. For more information about Escalade’s many brands, history, financials, and governance please visit www.escaladeinc.com.

INVESTOR RELATIONS CONTACT

Patrick Griffin

Vice President - Corporate Development & Investor Relations

812-467-1358

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to: specific and overall impacts of the COVID-19 global pandemic on Escalade’s financial condition and results of operations; the impact of competitive products and pricing; product demand and market acceptance; new product development; Escalade’s ability to achieve its business objectives; Escalade’s ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products; the continuation and development of key customer, supplier, licensing and other business relationships; Escalade’s ability to develop and implement our own direct to consumer e-commerce distribution channel; Escalade’s ability to successfully negotiate the shifting retail environment and changes in consumer buying habits; the financial health of our customers; disruptions or delays in our business operations, including without limitation disruptions or delays in our supply chain, arising from political unrest, war, labor strikes, natural disasters, public health crises such as the coronavirus pandemic, and other events and circumstances beyond our control; Escalade’s ability to control costs; Escalade’s ability to successfully implement actions to lessen the potential impacts of tariffs and other trade restrictions applicable to our products and raw materials, including impacts on the costs of producing our goods, importing products and materials into our markets for sale, and on the pricing of our products; general economic conditions, including inflationary pressures; fluctuation in operating results; changes in foreign currency exchange rates; changes in the securities markets; continued listing of the Company’s common stock on the NASDAQ Global Market; the Company’s inclusion or exclusion from certain market indices; Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing; the availability, integration and effective operation of information systems and other technology, and the potential interruption of such systems or technology; the potential impact of actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; risks related to data security of privacy breaches; the potential impact of regulatory claims, proceedings or investigations involving our products; and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries

Consolidated Statements of Operations

(Unaudited, In Thousands Except Per Share Data)

	Second Quarter Ended		Two Quarters Ended
All Amounts in Thousands Except Per Share Data	June 30, 2023	July 9, 2022	June 30, 2023	July 9, 2022

Net sales	$67,771	$94,337	$124,702	$166,717

Costs and Expenses
Cost of products sold	51,124	70,613	97,003	122,874
Selling, administrative and general expenses	9,769	14,680	20,052	25,206
Amortization	620	855	1,240	1,425

Operating Income	6,258	8,189	6,407	17,212

Other Income (Expense)
Interest expense	(1,580)	(948)	(2,955)	(1,508)
Other income	7	29	25	72

Income Before Income Taxes	4,685	7,270	3,477	15,776

Provision for Income Taxes	1,043	1,597	787	3,449

Net Income	$3,642	$5,673	$2,690	$12,327

Earnings Per Share Data:
Basic earnings per share	$0.27	$0.42	$0.20	$0.91
Diluted earnings per share	$0.26	$0.42	$0.20	$0.91

Dividends declared	$0.15	$0.15	$0.30	$0.30

Consolidated Balance Sheets

(Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	June 30, 2023	December 31, 2022	July 9, 2022
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$577	$3,967	$6,195
Receivables, less allowance of $355; $492; and $726; respectively	54,975	57,419	60,011
Inventories	111,676	121,870	130,246
Prepaid expenses	3,925	4,942	7,263
Prepaid income tax	1,518	--	621
TOTAL CURRENT ASSETS	172,671	188,198	204,336

Property, plant and equipment, net	24,261	24,751	28,344
Assets held for sale	2,823	2,823	--
Operating lease right-of-use assets	8,669	9,100	9,318
Intangible assets, net	29,880	31,120	35,353
Goodwill	42,326	42,326	39,226
Other assets	455	400	275
TOTAL ASSETS	$281,085	$298,718	$316,852

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$7,143	$7,143	$7,143
Trade accounts payable	14,680	9,414	24,650
Accrued liabilities	9,897	21,320	20,483
Income tax payable	--	71	--
Current operating lease liabilities	1,002	993	676
TOTAL CURRENT LIABILITIES	32,722	38,941	52,952

Other Liabilities:
Long‑term debt	76,809	87,738	94,040
Deferred income tax liability	4,516	4,516	4,759
Operating lease liabilities	8,222	8,641	8,660
Other liabilities	407	407	448
TOTAL LIABILITIES	122,676	140,243	160,859

Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 13,736,800; 13,594,407; and 13,590,407; shares respectively	13,737	13,594	13,590
Retained earnings	144,672	144,881	142,403
TOTAL STOCKHOLDERS' EQUITY	158,409	158,475	155,993
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$281,085	$298,718	$316,852

Reconciliation of GAAP Net Income to Non-GAAP EBITDA

(Unaudited, In Thousands)

	Second Quarter Ended		Two Quarters Ended
All Amounts in Thousands	June 30, 2023	July 9, 2022	June 30, 2023	July 9, 2022

Net Income (GAAP)	$3,642	$5,673	$2,690	$12,327

Interest expense	1,580	948	2,955	1,508
Income tax expense	1,043	1,597	787	3,449
Depreciation and amortization	1,402	2,130	2,798	3,603

EBITDA (Non-GAAP)	$7,667	$10,348	$9,230	$20,887

Comparison of Fiscal Calendar Days for 2023 and 2022 Quarters

	2023 Days	2022 Days

First Fiscal Quarter	90	84
Second Fiscal Quarter	91	112
Third Fiscal Quarter	92	84
Fourth Fiscal Quarter	92	91
Total Days	365	371